Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Benitec Biopharma Inc. of our report dated September 2, 2022 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Benitec Biopharma Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Benitec Biopharma Inc., which appears in the Annual Report on Form 10-K for the year ended June 30, 2022 of Benitec Biopharma Inc.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ BAKER TILLY US, LLP

Mountain View, California

December 12, 2022